Exhibit 10.2

1997 Edition—Electronic Format

AIA Document A111-1997

Standard Form of Agreement Between Owner and Contractor

where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price

AGREEMENT made as of the Twenty-fifth day of February in the year Two Thousand three (In words, indicate day, month and year)

BETWEEN the Owner:

(Name, address and other information)

The Old Evangeline Downs, LLC

7620 N.W. Evangeline Thruway

Carencro, Louisiana 70520

and the Contractor:

(Name, address and other information)

W.G. Yates & Sons Construction Company

200-A Lameuse Street

Biloxi, Mississippi 39530

The Project is:

(Name and location)

Evangeline Downs

P.O. Box 90270

Lafayette, Louisiana 70509-0270

The Architect is:

(Name, address and other information)

KGA Architecture

4170 South Decatur Boulevard, Suite B-5

Las Vegas, Nevada 89103

The Owner’s Construction Manager:

KGA Architecture

4170 South Decatur Boulevard, Suite B-5

Las Vegas, Nevada 89103

The Noteholders’ Consultant is:

ABACUS Project Management, Inc.

303 North Central Avenue, Suite 1207

Phoenix, Arizona 85012

The Owner and Contractor agree as follows.

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Document is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2 THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3 RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The Contractor and the Owner acknowledge that the Work is to be performed in two phases as set forth in the Schedule of Values as Phase I and Phase II. The date of commencement of Phase I shall be the date fixed in a notice to proceed issued by the Owner. The date of commencement of Phase II shall be on December 1, 2003 unless an earlier notice to proceed has been issued by the Owner.

4.2 The Contract Time for Phase I shall be measured from the date of the Notice to Proceed. The Contract Time for Phase II shall be measured from December 1, 2003 unless an earlier notice to proceed is given by the Owner for Phase II with adequate notice to Contractor in which case the Contract Time for Phase II shall be measured from the date of such notice to proceed.

4.3

4.3.1 The Contractor shall achieve Substantial Completion of the portion of the Work performed as Phase I on or before the date which is twelve (12) months from the date fixed in the notice to proceed which has been issued by the Owner pursuant to Paragraph 4.1. The Contractor acknowledges and agrees that time is of the essence as to such date of Substantial Completion and the Contract and the Owner each agree that the damages to be suffered by the Owner for the Contractor’s failure to complete Phase I by said date is not susceptible to calculation. Accordingly, the Contractor and the Owner agree that the Contract Sum shall be reduced by an amount equal to $33,333 for each day that Substantial Completion of Phase I extends beyond the date which is twelve (12) months from the date fixed in such notice to proceed subject to adjustments of this Contract Time as provided in the Contract Documents and the Owner acknowledges that such liquidated damages shall be the only damages to be recovered by the Owner with respect to failure to achieve Substantial Completion by such date. In the event that Substantial Completion of Phase I occurs prior to the date which is twelve (12) months from the date fixed in such notice to proceed subject to adjustments of this Contract Time as provided in the Contract

Documents, the Owner shall increase the Contract Sum by an amount equal to $33,333 for each day that Substantial Completion has been achieved prior to the date which is twelve (12) months from the date fixed in such notice to proceed and Owner shall pay Contractor such amount that contract is increased as a bonus; provided, however, if the Contractor does not achieve Substantial Completion for the portion of the Work performed as Phase II on or before November 15, 2003, the bonus may be forfeited. Any such bonus amount otherwise payable to the Contractor pursuant to the preceding sentence shall be forfeited if Owner does not fulfill its completion obligation to the Louisiana Gaming Control Board and the Louisiana State Racing Commission due to Contractor not performing its work in accordance with the following paragraph. In the event of such forfeiture, Owner shall have no obligation whatsoever to increase the Contract Sum as provided herein. Adjustments to Contract Sum as set forth in this Paragraph shall be by Change Order which shall be prepared by the Architect for signature by the Owner, the Contractor and the Architect within ten (10) days after Substantial Completion of the portion of the Work to be performed as Phase II. Contractor acknowledges that any such forfeiture shall not affect its obligations to pay the amounts set forth in 4.3.2.

4.3.2 The Contractor shall achieve Substantial Completion of the portion of the Work performed as Phase II on or before November 15, 2004. The Contractor acknowledges and agrees that time is of the essence as to such date of Substantial Completion and the Contractor and the Owner each agree that the damages to be suffered by the Owner for the Contractor’s failure to complete Phase II by said date is not susceptible to calculation. Accordingly, the Contractor and the Owner agree that the Contract Sum shall be reduced by an amount equal to $20,000 for each day that Substantial Completion of Phase II extends beyond November 15, 2004 subject to adjustments of this Contract Time as provided in the Contract Documents and the Owner acknowledges that such liquidated damages shall be the only damages to be recovered by the Owner with respect to failure to achieve Substantial Completion by such date. In the event that Substantial Completion of Phase II occurs prior to the November 15, 2004 subject to adjustments of this Contract Time as provided in the Contract Documents, the Owner shall increase the Contract Sum by an amount equal to $20,000 for each day that Substantial Completion has been achieved prior to November 15, 2004 and Owner shall pay Contractor such amount that contract is increased as a bonus. Adjustments to Contract Sum as set forth in this paragraph shall be by Change Order which shall be prepared by the Architect for signature by the Owner, the Contractor and the Architect within ten (10) days after Substantial Completion of the portion of the Work to be performed as Phase II.

4.3.3 Notwithstanding anything to the contrary contained in Paragraphs 4.3.1 and 4.3.2 hereof, in addition to the liquidated damages remedy specified above, if any, Owner shall also have the right to terminate this Agreement for Contractor’s default (beyond the expiration of applicable grace, notice and 7 day or appropriate cure periods) in failing to Substantially Complete the Work on the date which is twelve (12) months from the date fixed in the notice to proceed as to Phase I and November 15, 2004 as to Phase II as both dates are subject to adjustments of this Contract Time as provided in the Contract Documents and shall maintain all other remedies provided for such termination in section 14.2 of the General Conditions.

ARTICLE 5 BASIS FOR PAYMENT

5.1 CONTRACT SUM

5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

5.1.2 The Contractor’s Fee is:

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)

4 ½% of the Cost of the Work.

5.2 GUARANTEED MAXIMUM PRICE

5.2.1 The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed Fifty-Two Million Dollars ($52,000,000.00), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner. The GMP does not include the “Contract Reserve Amount” of $2,739,000 which includes an allocation of $910,000 (the “Contractor’s Allocation”). The Contractor’s Allocation will be available to fund increases to the GMP in the amounts set forth in one or more Change Orders delivered by the Contractor, the Owner and the Architect in accordance with the Contract Documents. The Contract Reserve Amount has been funded by the Owner as of the date of this Agreement. The Owner agrees that upon delivery of a Change Order signed by the Contractor, the Change Owner will be signed by the Owner and Architect and delivered to the Disbursement Agent along with all certificates required under the Cash Collateral and Disbursement Agreement (defined in paragraph 13.2.2 of the General Conditions) such that the portion of the Contractor’s Allocation set forth in such Change Order will be withdrawn from the Completion Reserve Account (as defined in the Cash Collateral and Disbursement Agreement), and deposited into the Construction Disbursement Account (as defined in the Cash Collateral and Disbursement Agreement) for further disbursement in accordance with the Cash Collateral and Disbursement Agreement.

(Insert specific provisions if the Contractor is to participate in any savings.)

5.2.1.1 Anything herein to the contrary notwithstanding, in the event that the sum of the Cost of the Work and the Contractor’s Fee is less than the GMP (bonus payments contemplated by Paragraph 4.3 as and to the extent payable pursuant thereto, shall increase both GMP and Cost of the Work), 50% of all such savings shall be retained by the Owner, with the remainder payable to Contractor in accordance with Paragraph 12.2 hereof; provided, that Contractor shall not be entitled to any savings with respect to the Contract Reserve Amount.

5.2.2 The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

(State the numbers or other identification of accepted alternates. If decisions on other alternatives are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.

5.2.3 Unit prices, if any, are as follows:

5.2.4 Allowances, if any, are as follows:

(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

Refer to Exhibit B.

5.2.5 Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows:

Refer to Exhibit C.

5.2.6 As the Drawings and Specifications are not finished at the time the GMP had been agreed upon hereunder, the Contractor has provided in the GMP for further development of the Drawings and

Specifications by the Architect that is consistent with the Contract Documents and reasonably inferable therefrom. Contractor acknowledges that in accordance with its review of the Drawings and Specifications and the budget for the Project, Contractor represents that the Work can be completed pursuant to the Drawings and Specifications completed as of the date hereof in accordance with the budget for an amount less than or equal to the GMP. The allowances set forth on Exhibit B have been agreed to by Owner and Contractor and the Owner and the Contractor believe that such allowances are reasonable.

ARTICLE 6 CHANGES IN THE WORK

6.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201-1997.

6.2 In calculating adjustments to subcontract (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Clause 7.3.3.3 of AIA Document A201-1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Subparagraph 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to them in AIA Document A201-1997 and shall not be modified by Articles 5, 7 and 8 of this Agreement, Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.3 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms “fee” and “a reasonable allowance for overhead and profit” shall mean the Contractor’s Fee as defined as Subparagraph 5.1.2 of this Agreement.

ARTICLE 7 COSTS TO BE REIMBURSED AND INCLUDED IN GMP

7.1 COST OF THE WORK

The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.2 LABOR COSTS

7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s approval, at off-site workshops.

7.2.2 Wages or salaries of the Contractor’s supervisory and administrative personnel when at the site or engaged in the performance of Contractor’s services for this Project.

(If it is intended that the wages or salaries of certain personnel stationed at Contractor’s principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

7.2.3 Wages and salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under

Subparagraphs 7.2.1 through 7.2.3. Worker’s compensation rates shall be at manual Worker’s Compensation rates furnished by Zurich for the State of Louisiana which are applicable to the Contractor.

7.3 SUBCONTRACT COSTS

7.3.1 Amounts properly billed by Subcontractors for work which has been approved by the Contractor in accordance with the Subcontract.

7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

7.4.2 Costs of materials described in the preceding Subparagraph 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, fuel, oil, grease, installation, minor repairs and replacements, dismantling and removal thereof. Internal rental rates of equipment shall be at 90% of current Blue Book rates.

7.5.3 Costs of removal of debris from the site.

7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site, cellular phone charges and pager services, photographs, and reasonable petty cash expenses of the site office.

7.5.5 That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

7.6 MISCELLANEOUS COSTS

7.6.1 That portion of insurance and bond premiums that can be directly attributed to this Contract:

7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the work including, without limitation, all taxes and fees directly attributable to the Work including all federal, state and locate taxes, duties, excise taxes, taxes on equipment and property owned by the Contractor, and all income taxes including sales and use taxes, initial and annual corporate filing fees, business privilege tax, tangible personal property taxes on property owned by the Contractor, the Contractor’s licenses and occupational taxes, local license taxes, unemployment insurance taxes and motor carrier and fuel taxes.

7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparagraph 7.7.3.

7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201-1997 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

7.6.6 Data processing costs related to the Work, including all hardware and software costs.

7.6.7 Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

7.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner’s prior written approval; which approval shall not be unreasonably withheld.

7.6.9 Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

7.6.10 Cost of necessary safety equipment, supplies, drug testing, safety seminars, and safety incentives.

7.6.11 Meals and lodging while conducting business for the Project.

7.6.12 Offsite storage, warehousing and fabrication if necessary.

7.6.13 Costs incurred after completion of the Project for warranty items that cannot be billed to Subcontractors.

7.7 OTHER COSTS AND EMERGENCIES

7.7.1 Any cost not specifically excluded by Article 8 which Contractor incurs in the performance of the Work or furtherance of the Project.

7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6 of AIA Document A201-1997.

7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

ARTICLE 8 COSTS NOT TO BE REIMBURSED OR NOT INCLUDED IN GMP

8.1 The Cost of the Work shall not include and the Owner shall have no obligation to reimburse the Contractor for:

8.1.1 Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Subparagraphs 7.2.2 and 7.2.3 or as may be provided in Article 14.

8.1.2 Expenses of the Contractor’s principal office and offices other than the site office.

8.1.3 Overhead and general expenses, except as may be expressly included in Article 7.

8.1.4 The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7.5.2.

8.1.6 Except as provided in Subparagraph 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them for whose acts any of them may be liable.

8.1.7 Any cost not specifically and expressly described in Article 7.

8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipments shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2 Amounts that accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner dollar-for-dollar as a deduction from the Cost of the Work.

ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. Each of the Owner and the Contractor may designate specific persons or entities from whom the Contractor shall obtain bids and the Owner and the Contractor each shall have the right to approve each such person or entity and the bids submitted thereby, such approval not to be unreasonably withheld or delayed. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2 If a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor, (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

10.4 Notwithstanding the above, Owner and Contractor agree that there has been a partnered effort in attempting to meet the Owner’s budgets by select Subcontractors. Owner and Contractor further agree that the following preferred Subcontractors will be selected by the Contractor.

Edwards Electric

Bernhard Mechanical

Ellis Steel

Ambianti USA

Yates Heavy Division

Yates Drywall

Notwithstanding the foregoing, the Contractor agrees to request at least (i) two bids from qualified Subcontractors in addition to any bid submitted by (A) Ambianti USA for the portion of Work to be performed by Ambianti USA, and (B) Yates Drywall for the portion of the Work to be performed by Yates Drywall and (ii) four bids (if available) from qualified Subcontractors in addition to any bid submitted by Yates Heavy Division for the portion of the Work to be performed by Yates Heavy Division. It is understood and agreed by the Owner and the Contractor that Ambianti USA, Yates Heavy Division and Yates Drywall shall have the right to perform their respective portions of the Work if their subcontract covering such portions of the Work is equal to or more favorable to the Owner as the subcontract which such other bidders have agreed to enter into. Contractor shall submit a bid schedule for site work which shall be reasonably approved by Owner and Contractor. If there is a delay in the site work bid process and it is affecting the schedule, Contractor shall recommend a course of action and the Owner shall approve such action, if reasonable.

ARTICLE 11 ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls, in each case, as may be necessary and which is customary for projects of this type for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12 PAYMENTS

12.1 PROGRESS PAYMENTS

12.1.1 Applications for Payment shall be prepared by the Contractor and delivered to the Owner’s Construction Manager on or before the last day of each calendar month covering Work completed in accordance with the Contract Documents prior to the end of such calendar month. Such Applications for Payment shall include all information required by the Form of Construction Disbursement Request and Certificate (attached to the Cash Collateral and Disbursement Agreement in the form of Exhibit D-1), the form of Certificate of General Contractor for Disbursement Request for Construction Expenses (attached to the Cash Collateral and Disbursement Agreement as Exhibit 3 to Exhibit D-1) and such other supporting information as is reasonably required by the Owner’s Construction Manager, the Architect, the Noteholders’ Consultant, the Trustee and/or the Owner. Such Application for Payment shall be approved in the following manner:

          .1 The Contractor shall execute such Application for Payment and deliver it together with all supporting materials to the Owner’s Construction Manager. Within two business days after deliver of such Application for Payment and supporting materials to the Owner’s Construction Manager, the Contractor shall execute all certificates required to be delivered by it under the Cash Collateral and Disbursement Agreement with respect to an advance of proceeds thereunder and deliver such certificates to the Owner.

          .2 Within two business days after receipt, the Owner’s Construction Manager shall review such Application for Payment and supporting materials. After such Application for Payment has been amended to include any revisions which have been approved by the Owner’s Construction Manager and the Contractor, the Owner’s Construction Manager shall acknowledge its approval of such Application for Payment and supporting materials to the Architect. Within two business days after delivery of such Application for Payment and supporting materials to the Architect, the Owner’s Construction Manager shall deliver to the Owner all certificates (duly executed) required to be delivered by it under the Cash Collateral and Disbursement Agreement with respect to an advance of proceeds thereunder.

          .3 Within two business days after receipt, the Architect shall review such Application for Payment and supporting materials. After such Application for Payment has been amended to include any revisions which have been approved by the Owner’s Construction Manager, the Contractor and the Architect, the Architect shall acknowledge its approval of such Application for Payment and supporting materials to the Noteholders’ Consultant.

          .4 Within two business days after receipt, the Noteholders’ Consultant shall review such Application for Payment and supporting materials. After such Application for Payment has been amended to include any revisions which have been approved by the Owner’s Construction Manager, the Contractor, the Architect and the Noteholders’ Consultant, the Noteholders’ Consultant shall acknowledge its approval of such Application for Payment and supporting materials and deliver such approved Application for Payment and supporting materials to the Owner together with all certificates (duly executed) required to be delivered by it under the Cash Collateral and Disbursement Agreement with respect to an advance of proceeds thereunder.

          .5 Within two days after receipt, the Owner shall review such Application for Payment and supporting materials. After such Application for Payment has been amended to include any revisions which have been approved by the Owner’s Construction Manager, the Contractor, the Architect, the Noteholders’ Consultant and the Owner, the Owner shall request the Architect to issue its Certificate of Payment. Upon receipt of such Certificate of Payment, the Owner shall deliver to the Disbursement Agent (i) such approved Application for Payment and supporting materials, (ii) the Certificate for Payment received from the Architect, (iii) all certificates to be delivered by the Owner with respect to an advance of proceeds under the Cash Collateral and Disbursement Agreement, (iv) all certificates received from the

Owner’s Construction Manager, the Architect and the Noteholders’ Consultant pursuant to this Paragraph and (v) a request for an advance of proceeds under the Cash Collateral and Disbursement Agreement.

          .6 Based upon such Application for Payment and Certificate for Payment, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below.

12.1.2 Provided that an Application for Payment together with all reasonable supporting information required by the Owner’s Construction Manager, the Architect, Noteholders’ Consultant and the Owner and all certificates which are required to be executed and delivered by the Contractor with respect to an advance of proceeds under the Cash Collateral and Disbursement Agreement are received by the Owner’s Construction Manager not later than the last day of a calendar month, the Owner shall make payment to the Contractor in the account set forth in the Certificate of Payment presented to the Owner by the Architect in accordance with Paragraph 12.1.1 not later than the fifteenth (15th) day of the next calendar month. If an Application for Payment is received by the Owner’s Construction Manager after the last day of a calendar month or if additional supporting or supplemental information which has been reasonably requested by the Owner’s Construction Manager, the Architect, the Noteholders’ Consultant and/or the Owner is delivered after the last day of a calendar month, payment of the amount set forth in the Certificate of Payment shall be made by the Owner not later than fifteen (15) days after the date on which the Owner’s Construction Manager receives the Application for Payment together with all required supporting information.

12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached through the end of the calendar month immediately preceding the calendar month covered by the applicable Application for Payment (other than with respect to (x) the first Application for Payment in which case such information shall be that which is reasonably available to the Contractor on the last day of the calendar month covered by such first Application for Payment and (y) the final Application for Payment in which case such information shall be current and complete), and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.

12.1.5 Each Application for Payment shall be based on the most recent schedule of values approved by the Contractor, the Architect, the Owner, the Owner’s Construction Manager and, if necessary, the Noteholders’ Consultant in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect, the Owner, the Owner’s Construction Manager and the Noteholders’ Consultant may require. This schedule, unless objected to by the Architect and the Owner, the Owner’s Construction Manager and the Noteholder’s Consultant, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

          .1 take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201-1997;

          .2 add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

          .3 add the Contractor’s Fee. The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.2;

          .4 subtract the aggregate of previous payments made by the Owner;

          .5 subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

          .6 subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.

12.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of not less than ten percent (10%). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors. Retainage shall be released upon completion of each respective phase. Contractor shall not request payment from Owner for any sums being withheld as retainage from any Subcontractor until such time as the applicable retainage must be paid to the Subcontractor in accordance with its subcontract.

12.1.9 In taking action on the Contractor’s Applications for Payment, the Architect, the Owner, the Owner’s Construction Manager and the Noteholders’ Consultant shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect, the Owner, the Owner’s Construction Manager or the Noteholders’ Consultant has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 12.1.4 or other supporting data; that the Architect, the Owner, the Owner’s Construction Manager or the Noteholders’ Consultant has made exhaustive or continuous on-site inspections or that the Architect, the Owner, the Owner’s Construction Manager or the Noteholders’ Consultant has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

12.2 FINAL PAYMENT

12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

          .1 the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

          .2 a final Certificate for Payment has been issued by the Architect after approval by the Owner’s Construction Manager, the Noteholders’ Consultant and the Owner.

12.2.2 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment.

12.2.3 The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Contractor’s final accounting and provided the other conditions of Subparagraph 12.2.1 have been met, within seven (7) days after approval of the written report by the Owner’s accountants, the Owner’s Construction Manager and the Noteholders’ Consultant, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and the Owner in writing of the Architect’s reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997 in the form attached to this Agreement. The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of the AIA Document A201-1997.

12.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

12.2.5 If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work which was not otherwise the responsibility of the Contractor to install, the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13 TERMINATION OR SUSPENSION

13.1 The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Subparagraph 14.1.3 of AIA Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Paragraph 13.2 below, except that the Contractor’s Fee shall be calculated on.

13.2 The Contract may be terminated by the Owner for cause as provided in Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

13.2.1 Take the Cost of the Work incurred by the Contractor to the date of termination;

13.2.2 Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Subparagraph 5.1.2; and

13.2.3 Subtract the aggregate of previous payments made by the Owner.

13.3 The Owner shall also pay the Contractor fair compensation as identified in Paragraph 7.5.2, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Subparagraph 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

13.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201-1997 except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Subparagraphs 5.1.2 and Paragraph 6.4 of this Agreement.

ARTICLE 14 MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision of AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 Payments due and unpaid under the Contract from either the Contractor or the Owner to the other shall bear interest at a per annum rate equal to the Prime Rate as set forth in The Wall Street Journal plus 2%.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3 The Owner’s representative is:

(Name, address and other information.)

Michael Luzich or his designee

Old Evangeline Downs, LLC

7620 N.E. Evangeline Thruway

Carencro, Louisiana 70520

14.4 The Contractor’s representative is:

(Name, address and other information.)

William Yates

W.G. Yates & Sons Construction Company

200-A Lameuse Street

Biloxi, Mississippi 39530

14.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

14.6 Other provisions:

14.6.1 Bailey Braswell, Dan DuBose, David Bland and their respective staffs shall be available as reasonably required from time to time with the costs thereof being included in the Guaranteed Maximum Price; provided, however, that Bailey Braswell (and appropriate members of his staff) shall be present at weekly site meetings upon the commencement of construction of the Project until such time as the Contractor and the Owner have agreed that such weekly attendance is not required at which time attendance shall be reduced to at least once each calendar month.

14.6.2 The Contractor acknowledges and agrees that payments to the Contractor for the Work by Owner are being funded from the Construction Disbursement Account which will be established in accordance with the Cash Collateral and Disbursement Agreement. The Cash Collateral and Disbursement Agreement has been reviewed and approved by the Contractor and the Contractor acknowledges the terms thereof. The Noteholders’ Consultant has been appointed by the Trustee under the Cash Collateral and Disbursement Agreement to review and inspect the Work, review Applications for Payment and approve and authorize disbursements from the Construction Disbursement Account. In connection with the foregoing:

14.6.2.1 The Contractor agrees to execute and deliver to the Disbursement Agent and the Trustee the “Contracting Party’s Consent to Collateral Assignment of the Contract” in the form of Exhibit H to the Cash Collateral and Disbursement Agreement. The Contractor agrees to review and if approved execute all other documents reasonably required by the Disbursement Agent, the Trustee or the Noteholders’ Consultant with respect to the construction of the Project. The Contractor shall incorporate into all Subcontracts a provision obligating its Subcontractors to continue to perform under their subcontracts in the event the Trustee or its agents take possession of the Project site.

14.6.2.2 Notwithstanding the terms and provisions of the Contract Documents, the Contractor acknowledges that the Cash Collateral and Disbursement Agreement has conditions and requirements which must be satisfied by or on behalf of the Owner with respect to matters dealing with the Project, including without limitation, matters relevant to progress payments, retainage, change orders, changes to the Contract Documents, and inspection and approval of the Work by the Noteholders’ Consultant. The terms of the Contracting parties’ Consent to Collateral Assignment of Contract shall govern any failure by Owner to comply with this agreement as a result of complying with the Cash Collateral and Disbursement Agreement.

14.6.2.3 All reimbursements or payments made by the Contractor to the Owner shall be deposited directly into the Construction Disbursement Account.

14.6.2.4 All indemnities contained in the Contract Documents which run in favor of Owner shall also run in favor of the Noteholders’ Consultant, the Disbursement Agent and the Trustee.

14.6.2.5 All provisions in the Subcontracts which accrue specifically to the benefit of Owner shall also provide they shall also run to the benefit of the Trustee.

14.6.2.6 Contractor acknowledges it has reviewed the Cash Collateral and Disbursement Agreement including the certificates which Contractor shall be asked to provide in the forms attached to the Cash Collateral and Disbursement Agreement as (i) Exhibit 8 to Exhibit B-1, (ii) Exhibit 3 to Exhibit D-1, (iii) Exhibit 3 to Exhibit E, (iv) Exhibit 3 to Exhibit F-1, and (v) Exhibit 3 to Exhibit F-2, and to the extent that the factual assertions of Contractor required therein shall be true, Contractor shall deliver such certificates as and when required by the Owner in the manner and within the time periods required by the Cash Collateral and Disbursement Agreement.

ARTICLE 15 ENUMERATION OF CONTRACT DOCUMENTS

15.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

15.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997.

15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction. AIA Document A201-1997 as modified by agreement of Owner and Contractor.

15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated    , and are as follows:

Document	Title	Pages

15.1.4 The Specifications are those contained in the Project Manual dated as in Subparagraph 15.1.3, and are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Section	Title	Pages

15.1.5 The Drawings are as follows, and are dated , unless a different date is shown below:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Number	Title	Date

Refer to Exhibit A-1

15.1.6 The Addenda, if any, are as follows:

Number	Date	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:

(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

Exhibit A-1, Drawing Log

Exhibit A-2, Owners FF&E included in Division 12 of GMP Estimate

Exhibit B, Allowance

Exhibit C, Assumptions & Clarifications

Exhibit D, Schedule of Values

ARTICLE 16 INSURANCE AND BONDS

(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

Bond premium is not to exceed 1.69% of contract amount.

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

The Old Evangeline Downs, LLC	W.G. Yates & Sons Construction Company

/s/ MICHAEL S. LUZICH	/s/ WILLIAM YATES
OWNER (Signature) Michael S. Luzich, President (Printed name and title)	CONTRACTOR (Signature) William Yates, President (Printed name and title